                                                                   EXHIBIT 10.48

                                LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this "Agreement') is made as of this 30th day of June, 1997, by and between NEOPTX, INC., a Washington corporation (referred to herein as "Licensor'), on the one hand, and GARGOYLES, INC., a Washington Corporation ("Gargoyles") on the other hand.

                                    RECITALS

        A. Gargoyles has been issued a patent for and Adherent Corrective Lens from the United States Patent and Trademark Office (the "PTO") under Patent Number 5,478,824 (the "824 Patent"). Gargoyles has also filed a continuation in part application in the PTO and has filed International patent applications in Canada, Japan, and the European Patent Office, all of which are related to the '824 Patent.

        B. Peter LaHaye, owner of Neoptx, has filed a U.S. patent application, Serial No. 08/163,678 on an adherent lens.

        C. Gargoyles, Neoptx, Mr. LaHaye, and LaHaye Laboratories are parties to certain litigation pending in the United States District Court for the Western District of Washington in Seattle under Cause No. C96-302R (the "Litigation"). In the Litigation, Gargoyles has alleged patent infringement, misappropriation of trade secrets, and breach of a confidential relationship against Neoptx, Mr. LaHaye and LaHaye Laboratories.

        D. As part of a settlement of the Litigation and subject to the terms of a Settlement Agreement executed by the parties of even date herewith, and to an assignment document of even date herewith, and to the terms of this Agreement, Gargoyles has agreed to assign the '824 Patent, and any related U.S. or international patent applications to Licensor, and Licensor has agreed to license all such assigned technology back to Gargoyles.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1 . Definitions. When used in this Agreement, the following capitalized terms shall have the meanings set forth below:

               1.1 "Licensed Technology" shall mean any inventions disclosed or claimed in (i) the '824 Patent, (ii) that certain patent application filed with the

PTO on June 7, 1995, Serial No. 08/484,265, (iii) any related patent applications pending in foreign jurisdictions, including International patent application PCT/US95/02123, European patent application EP 95911057.8, Canadian Patent Application 2,182,975, and Japanese patent application 521975/95, (iv) that certain patent application pending in the PTO filed by Peter LaHaye on December 7, 1993, Serial No. 89/163,678 and (v) any and all continuations, continuations-in-part, divisionals, reissues or extensions of the foregoing patents and applications.

               1.2 "Subsidiary" with respect to Gargoyles, shall mean any corporation, limited liability company, or other legal entity, now or hereafter existing, which is more than fifty percent (50%) owned by Gargoyles.

               1.3 "Territory" shall mean the world.

        2. Grant of License; Product Identification. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Gargoyles a nonexclusive license to make, use, import, offer to sell, and/or sell products embodying the Licensed Technology in the Territory ("the License"). Any product sold by Gargoyles using the Licensed Technology shall display, somewhere on such product packaging, a notice of the patent or patents under which the product is made by license. Gargoyles may not grant any sublicense of this license.

        3. Term. The License shall commence on the date of the execution of this Agreement and shall continue during the life of any patents in the Licensed Technology.

        4. Royalty. Gargoyles shall be deemed to be fully paid up for this Grant of License and shall owe no further royalty to Licensor whatsoever.

        5. Infringements. The parties shall inform each other immediately upon learning of any goods or activities which they believe to infringe Licensed Technology. Upon learning or being informed of such infringement, Licensor shall have the right, but not the obligation, at its sole discretion and expense, to take such action as Licensor considers necessary or appropriate to enforce Licensors rights in the Licensed Technology, including, without limitation, legal action to suppress or eliminate such infringement or to settle any such dispute or action. If however within 60 days of learning of or any such potential infringement or of delivery of notice by Gargoyles to Licensor of any such potential infringement, Licensor does not advise Gargoyles that it has initiated appropriate action, or notifies Gargoyles that it will take no action, to enforce its rights against those goods or activities, then Gargoyles shall be permitted, at its own expense, to enforce such rights of Licensor, and Gargoyles shall retain

100% of any damage award, and/or settlement amount with respect to such enforcement action instigated by Gargoyles.

        6. Independence of the Parties. Neither Licensor nor Gargoyles shall be construed to be the agent of the other in any respect, and nothing herein shall be construed to place the parties in the relationship of partners, joint venturers, agency or legal representation. Neither Licensor nor Gargoyles shall have the authority to obligate or bind the other in any manner as to any third party.

        7. Assignability. The rights and obligations of Gargoyles under this Agreement shall inure to the benefit of Gargoyles, its successors in interest due to a transfer of substantially all of the stock or assets of Gargoyles, and its Subsidiaries, and any reference to Gargoyles in this Agreement shall also include such successors and Subsidiaries. Gargoyles shall not assign or transfer any of its rights under this Agreement, and any attempted assignment or transfer shall be null and void and of no effect.

        8. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the state of Washington applicable to agreements made and to be performed therein. The parties hereby consent to the exclusive jurisdiction of the courts of the state of Washington for resolution of all claims, differences, and disputes which the parties may have regarding this Agreement.

        9. Notice. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be given by: (a) hand delivery, (b) first-class registered or certified mail with postage prepaid, (c) overnight receipted courier service, or (d) telephonically confirmed facsimile transmission; which notice is addressed to the party at the address set forth below, or such other address as may hereafter be designated in writing by the party. Notices given in accordance with this Section shall be effective upon receipt or when receipt is refused. Notice given to the party listed below for Licensor shall be deemed effective notice to each party comprising Licensor as if made individually to each such party.

        If to Licensor, to:         Mr. Peter LaHaye, President
                                    Neoptx, Inc.
                                    2205 152nd Avenue NE
                                    Redmond, WA 98052

        If to Gargoyles, to:        Mr. Douglas B. Hauff, President and CEO
                                    Gargoyles, Inc.
                                    5866 South 194th Street
                                    Kent, Washington 98032
                                    Tel: 206-872-6100

                                    Fax: 206-872-3317

        10. Amendments. This Agreement shall be amended only by a writing executed by the parties hereto.

        11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the date first above written.

NEOPTX, INC.,
a Washington corporation


by:     /S/ PETER G. LAHAYE
   -------------------------------
its:    President and CEO

GARGOYLES, INC.,
a Washington Corporation


by:     /S/ DOUGLAS B. HAUFF
        Douglas B. Hauff, President and CEO